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PACIFIC NORTHWEST BANCORP
MAKE-WHOLE BENEFIT PLAN

ARTICLE 1
INTRODUCTION AND PURPOSE

    1.1  Name.  This Plan shall be known as the "Pacific Northwest Bancorp Make-Whole Benefit Plan," herein called the "Plan."

    1.2  Purpose.  The purpose of the Plan is to provide "make whole" benefits to employees whose benefits under the Company's qualified retirement plan(s) are limited by the application of Sections 415 and/or 401(a)(17) of the Internal Revenue Code of 1986, as amended (the "Code").

    1.3  Classification.  The Plan is intended to constitute both: (a) an "excess benefit plan" as defined in Section 3(36) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"); and (b) a plan primarily for the purpose of providing deferred compensation benefits to a select group of management or highly-compensated personnel. The Plan is unfunded and nonqualified for purposes of the Code and ERISA.

    1.4  Effective Date.  The effective date of the Plan is July 1, 2000.

ARTICLE 2
DEFINITIONS AND INTERPRETATIONS

    In this Plan, the following words and phrases shall have the following meanings, unless the context requires otherwise:

    2.1 "Board" means the Board of Directors of Pacific Northwest Bancorp.

    2.2 "Code" means the Internal Revenue Code of 1986, as amended, or as it may be amended from time-to-time.

    2.3 "Committee" means the Board of Directors of the Company or such committee as is designated by the Board to administer the Plan.

    2.4 "Company" means Pacific Northwest Bancorp and its subsidiaries.

    2.5 "Contribution Date" means the last day of the month in which the Company makes its annual contribution to the Company's retirement plans.

    2.6 "ERISA" means of the Employee Retirement Income Security Act of 1974, as amended, or as it may be amended from time-to-time.

    2.7 "Effective Date" means July 1, 2000.

    2.8 "Financial Hardship" means (a) severe financial hardship to the Participant resulting from a sudden and unexpected illness or accident involving the Participant or a dependent (as defined in Code Section 152(a)) of the Participant; (b) loss of the Participant's property due to casualty; or (c) other similar extraordinary and unforeseeable circumstances arising as a result of events beyond the control of the Participant, each as determined to exist by the Committee.

    2.9 "Make-Whole Benefit" means the dollar amount of the reduction in the contribution the Company is permitted to make on behalf of the Participant to the Company's qualified retirement plans due to the Section 401(a)(17) Limitation and/or the Section 415 Limitation.

   2.10 "Memorandum Account" means the account of each Participant under this Plan as established under ARTICLE 3.

   2.11 "Plan" means this Pacific Northwest Bancorp Make-Whole Benefit Plan.

   2.12 "Prime Rate" means the prime rate reported in The Wall Street Journal. The prime rate reported in The Wall Street Journal is defined as "the base rate on corporate loans posted by at least 75% of the nation's 30 largest banks." This definition is subject to modification by The Wall Street Journal from time to time.

   2.13 "Participant" means an employee, selected by the Committee, who holds a position of responsibility with the Company and whose benefits under the Company's qualified retirement plan(s) are limited by the Section 401(a)(17) Limitation and/or the Section 415 Limitation.

   2.14 "Section 401(a)(17) Limitation" means the limit on the amount of compensation which can be taken into account under Code Section 401(a)(17) or any successor provision to such Code Section, as adjusted from time to time, for purposes of determining the amount which can be contributed to the Company's qualified retirement plan(s) for the benefit of any one employee.

   2.15 "Section 415 Limitation" means the limitation of the benefit of any one Participant under Code Section 415 or any successor provision to such Code Section, as adjusted from time to time on amounts which can be contributed to the Company's qualified retirement plan(s) for the benefit of any one employee.

ARTICLE 3
CONTRIBUTION

    3.1  Benefit.  On the Contribution Date, the Make-Whole Benefit with respect to each Participant shall be credited to a Memorandum Account maintained by the Company in the name of the Participant.

    3.2  Accruals to Memorandum Account.  The value of each Memorandum Account shall accrue interest quarterly based on the Prime Rate minus two percent (2%) on the last business day of each quarter.

    3.3  Contribution Creates No Rights to Assets.  The fact that any contribution shall be made and credited to a Memorandum Account under this ARTICLE 3 shall not vest in a Participant any right, title, or interest in or to any assets of the Company.

ARTICLE 4
DISTRIBUTION OF MEMORANDUM ACCOUNT

    4.1  Method of Payment.  Distribution of a Memorandum Account shall commence within thirty (30) days after the date of termination of employment with the Company for any reason. The form of distribution may be in lump sum, or in equal monthly installments made over a period of years selected by the Participant. The Participant shall have the right to elect and amend his election, from time to time, prior to termination of employment. If no election has been prior to termination of employment, made, the payment shall be in lump sum. If the payment hereunder is to be in installments, the total to be so paid shall continue to accrue interest as provided in ARTICLE 3 hereof, in which case all income attributable thereto shall be reflected in the installment payments in such equitable manner as the Committee shall determine. If a Participant elects to receive installment payments, the Committee shall have the discretion to convert the payments to a lump sum payment if at termination of employment the value of the Memorandum Account is less than Ten Thousand and No/100 Dollars ($10,000.00), or regardless of the value at the date of termination of employment, reduce the period over which payment is made, so that the monthly payment is no less than Five Hundred and No/100 Dollars ($500.00).

    4.2  Death Benefits.  If a Participant dies before terminating his employment with the Company or after terminating his employment but before he has received all payments to which he is entitled under the Plan, the entire then-value of the Memorandum Account shall be paid to the person or persons designated in accordance with ARTICLE 6 hereof, in a lump sum payable within thirty (30) days of the date the Company is notified or otherwise becomes aware of the death of the Participant.

ARTICLE 5
HARDSHIP DISTRIBUTIONS

    In the event of the Financial Hardship of a Participant, the Participant may apply to the Committee for the distribution of all or any part of his Memorandum Account. The Committee shall consider the circumstances of each such case, and the best interests of the Participant and his family, and shall have the right, in its sole discretion, if applicable, to allow such distribution, or, if applicable, to direct a distribution of part of the amount requested, or to refuse to allow any distribution. Upon a finding of Financial Hardship, the Company shall make the appropriate distribution to the Participant from the Participant's Memorandum Account. In no event shall the aggregate amount of the distribution exceed either the full value of the Participant's Memorandum Account or the amount determined by the Company to be necessary to alleviate the Participant's Financial Hardship (which Financial Hardship may be considered to include any taxes due because of the distribution occurring because of this ARTICLE 5), and which is not reasonably available from other resources of the Participant. For purposes of this ARTICLE 5, the value of the Participant's Memorandum Account shall be determined as of the date of the distribution.

ARTICLE 6
DESIGNATION OF BENEFICIARY

    6.1  Designation of Beneficiaries.  Each Participant from time to time may designate any person or persons to receive such benefits as may be payable under the Plan upon or after the Participant's death, and such designation may be changed from time to time by the Participant by filing a new designation. Each designation will revoke all prior designations by the same Participant, shall be in a form prescribed by the Committee, and will be effective only when filed in writing with the Company during the Participant's lifetime.

    In the absence of a valid Beneficiary designation, or if, at the time any benefit payment is due to a Beneficiary, there is no living Beneficiary validly named by the Participant, the Company shall pay any such benefit payment to the Participant's spouse, if then living, but otherwise to the Participant's then-living descendants, if any, per stirpes, but, if none, to the Participant's estate. In determining the existence or identity of anyone entitled to a benefit payment, the Company may rely conclusively upon information supplied by the Participant's personal representative, executor or administrator. If a question arises as to the existence or identity of anyone entitled to receive a benefit payment as aforesaid, or if a dispute arises with respect to any such payment, then, notwithstanding the foregoing, the Company, in its sole discretion, may distribute such payment to the Participant's estate without liability for any tax or other consequences which might flow therefrom, or may take such other action as the Committee deems to be appropriate.

    6.2  Information to be Furnished By Participants and Beneficiaries; Inability to Locate Participants or Beneficiaries.  Any communication, statement, or notice addressed to a Participant or to a Beneficiary at his last post office address as shown on the Company's records shall be binding on the Participant or Beneficiary for all purposes of the Plan. The Company shall not be obliged to search for any Participant or Beneficiary beyond the sending of a registered letter to such last known address. If the Company notifies any Participant or Beneficiary that they are entitled to an amount under the Plan, and the Participant or Beneficiary fails to claim such amount or make his location known to the Company within three (3) years thereafter, then, except as otherwise required by law, if the location of one or more of the next of kin of the Participant or Beneficiary is known to the Company, the Company may direct distribution of such amount to any one or more or all of such next of kin, and in such proportions as the Company determines. If the location of none of the foregoing persons can be determined, the Company shall have the right to direct that the amount payable shall be deemed to be a forfeiture, except that the dollar amount of the forfeiture, unadjusted for gains and losses in the interim, shall be paid by the Company if a claim for the benefit subsequently is made by the Participant or the Beneficiary to whom it was payable. If a benefit payable to an unlocated Participant or Beneficiary is subjected to escheat pursuant to applicable state law, the Company shall not be liable to any person for any payment made in accordance with such law.

ARTICLE 7
BENEFITS PAYABLE ONLY FROM GENERAL ASSETS OF THE COMPANY;
UNSECURED GENERAL CREDITOR STATUS OF PARTICIPANT

    No Participant shall have any preferred claim on, nor any beneficial ownership interest in, any assets invested under the Plan. All rights created under the Plan shall be mere unsecured contractual, but enforceable, rights of the Participants and their beneficiaries against the Company. The Participants and their beneficiaries shall have no greater rights than the rights of unsecured general creditors. The payments to the Participant or Participant's beneficiary hereunder shall be made from assets which shall continue, for all purposes, to be a part of the Company; no person shall have nor acquire any interest in any Company assets by virtue of the provisions of this Plan. The Company's obligation hereunder shall be an unfunded and unsecured promise to pay money in the future. To the extent that any person acquires a right to receive payments from the Company under the provisions hereof, such right shall be no greater than the right of any unsecured general creditor of the Company; no such person shall have nor acquire a legal or equitable right, interest or claim in or to any property or assets of the Company.

ARTICLE 8
NON-ALIENATION OF BENEFITS

    No right or benefit under this Plan shall be subject to anticipation, alienation, sale, assignment, pledge, encumbrance or charge, and any attempt to anticipate, alienate, sell, assign, pledge, encumber or charge the same shall be void. No right or benefit hereunder shall in any manner be liable for or subject to the debts, contracts, liabilities or torts of the person entitled to such benefit. If a Participant or any beneficiary hereunder should become bankrupt, or attempt to anticipate, alienate, sell, assign, pledge, encumber or charge any right or benefit hereunder, then such right or benefit shall, in the discretion of the Company, cease, and in such event, the Company may hold or apply the same or any part thereof for the benefit of Participant or the beneficiary, his or her spouse, children or other dependents, or any of them, in such manner and in such proportion as the Board may deem proper.

ARTICLE 9
AMENDMENT, SUSPENSION OR TERMINATION OF THE PLAN

    The Board may alter, amend, suspend or terminate the Plan; provided that no such action shall deprive Participant or beneficiary of a right accrued hereunder prior to the date of such action. The foregoing notwithstanding, the Plan may be amended by the Company at any time, retroactively, if required, in the opinion of the Company, in order to ensure that the Plan is characterized as a "Make Whole Benefit Plan" of deferred compensation maintained for a select group of management or highly compensated employees as described under ERISA Sections 201(2), 301(a)(3), and 401(a)(1), and to conform the Plan to the provisions and requirements of any applicable law (including ERISA and the Code). No such amendment shall be considered prejudicial to any interest of a Participant or a beneficiary hereunder.

ARTICLE 10
NO CONTRACT OF EMPLOYMENT

    Nothing contained herein shall be construed to be a contract of employment for any term of years, nor as conferring upon Participant the right to continue to be employed by the Company in Participant's present capacity or in any capacity. Nothing herein contained shall be construed as giving any employee of the Company the right to be retained as an employee or as impairing the right of the Company to terminate his service.

ARTICLE 11
ADMINISTRATION OF PLAN

    11.1  Administration.  This Plan shall be administered by the Committee, which shall have full and exclusive power to interpret the Plan, to grant waivers of the restrictions set forth in the Plan and to adopt such rules, regulations, and guidelines for carrying out the Plan as it may deem necessary or proper, all of which powers shall be exercised in the best interests of the Company and in keeping with the objectives of the Plan. The Committee may correct any defect or supply any omission or reconcile any inconsistency in the Plan in any manner and to the extent the Committee deems necessary or desirable to carry it into effect. Any decision of the Committee in the interpretation and administration of the Plan shall lie within its sole and absolute discretion and shall be final, conclusive and binding on all parties concerned. No member of the Committee or officer of the Company to whom it has delegated authority in accordance with the provisions of Section 11.2 of this Plan shall be liable for anything done or omitted to be done by him, by any other member of the Committee or by any officer of the Company in connection with the performance of any duties under this Plan, except for his own willful misconduct or as expressly required by law.

    11.2  Delegation of Authority.  The Committee may delegate to a senior officer(s) of the Company its duties under this Plan pursuant to such conditions or limitations as the committee may establish, except that the Committee may not delegate to any person the authority to select Participants or to claims made in accordance with Section 11.5 of this plan.

    11.3  Administration Expenses.  The Company shall pay all administrative costs and expenses incurred with regard to the operation of the Plan. The Committee, and any person delegated under the provisions hereof to carry out any responsibilities under the Plan, shall serve without compensation but shall be entitled to reimbursement from the Company for any reasonable expenses actually and properly incurred in the performance of their duties.

    11.4  Committee Indemnified.  The Company shall indemnify and defend the Committee, and any person delegated under the provisions hereof to carry out any fiduciary or other responsibilities under the Plan, and hold them harmless from the effects, consequences, expenses, attorneys' fees and damages of their acts or conduct in their capacity as a fiduciary, to the fullest extent that is permissible under the law. Such indemnification shall be in addition to any other rights each may have as a matter of law, or by reason of any insurance or other indemnification.

    11.5  Claims Procedure.  Any person claiming a benefit under the Plan (a "Claimant") shall present the claim in writing to the Committee, and the Committee shall respond in writing. If the claim is denied, the written notice of denial shall state, in a manner calculated to be understood by the Claimant:

      (a) The specific reason or reasons for the denial, with specific references to the Plan provisions on which the denial is based;

      (b) A description of any additional material or information necessary for the Claimant to perfect their claim and an explanation of why such material or information is necessary; and

      (c) An explanation of the Plan's review procedure.

    The written notice denying or granting the Claimant's claim shall be provided to the Claimant within ninety (90) days after the Company's receipt of the claim, unless special circumstances require an extension of time for processing the claim. If such an extension is required, written notice of the extension shall be furnished by the Company to the Claimant within the initial ninety (90) day period and in no event shall such an extension exceed a period of ninety (90) days from the end of the initial ninety (90) day period. Any extension notice shall indicate the special circumstances requiring the extension and the date on which the Committee expects to render a decision on the claim. Any claim not granted or denied within the period noted above shall be deemed to have been denied, and the Claimant shall be permitted to proceed to the review stage described hereafter.

    Any Claimant (or such Claimant's authorized representative), whose claim is denied or deemed to have been denied, may, within sixty (60) days after the Claimant's receipt of notice of the denial, or after the date of the deemed denial, request a review of the denial by giving notice in writing to the Committee. Upon such a request for review, the claim shall be reviewed by the Committee (or its designated representative), which may, but shall not be required to, grant the Claimant a hearing. In connection with the review, the Claimant may have representation, may examine pertinent documents, and may submit issues and comments in writing.

    The decision on review normally shall be made within sixty (60) days of the Committee's receipt of the request for review. If an extension of time is required due to special circumstances, the Claimant shall be notified in writing by the Committee prior to the commencement of the extension, and the time limit of the decision on review shall be extended to one hundred twenty (120) days. The decision on review shall be in writing and shall state, in a manner calculated to be understood by the Claimant, the specific reasons for the decision and shall include specific references to the relevant Plan provisions on which the decision is based. The written decision on review shall be given to the Claimant within the sixty (60) day (or, if applicable, the one hundred twenty (120) day) period discussed above. If the decision on review is not furnished to Claimant within such time, the claim shall be deemed denied on review. All decisions on review shall be final and binding with respect to all concerned parties.

ARTICLE 12
MISCELLANEOUS

    12.1  Binding Obligation of the Company and Any Successor in Interest.  This Plan shall be binding upon the parties hereto, their successors, beneficiaries, heirs and personal representatives.

    12.2  Severability.  If any provision of the Plan is held to be illegal or void, such illegality or invalidity shall not affect the remaining provisions of the Plan, but shall be fully severable, and the Plan shall be construed and enforced as if said illegal or invalid provision had never been inserted herein.

    12.3  Effect of Other Benefit Plans.  Nothing contained in this Plan shall affect the right of Participant to participate in, or be covered by, any qualified or non-qualified pension, profit sharing, group bonus or other supplemental compensation or fringe benefit plan constituting a part of the Company's existing or future compensation structure, provided however, that no active participant (e.g. a person for whom contributions are continuing to be made) in the Pacific Northwest Bank Make Whole Benefit Plan may be a Participant.

    12.4  Litigation.  Except as may be otherwise required by law, in any action or judicial proceeding affecting the Plan, no Participant or beneficiary shall be entitled to any notice or service of process, and any final judgment entered in such action shall be binding on all persons interested in, or claiming under, the Plan.

    12.5  Headings.  Headings of Articles and Sections herein are inserted only for convenience of reference and are not to be considered in the construction of the Plan.

    12.6  Gender and Number.  Where the context and circumstances require, the gender of all words used in this Agreement shall include the masculine, feminine and neuter, and the singular of all words shall include the plural and the plural shall include the singular.

    12.7  Applicable Law.  The laws of the State of Washington shall govern, control, and determine all questions of law arising with respect to the Plan and the interpretation and validity of its respective provisions, except where those laws are preempted by the laws of the United States. Venue for any action arising under the Plan shall be in King County, Washington.

    This Plan was adopted by the Board of Directors on October 17, 2000.

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PACIFIC NORTHWEST BANCORP MAKE-WHOLE BENEFIT PLAN
ARTICLE 1 INTRODUCTION AND PURPOSE
ARTICLE 2 DEFINITIONS AND INTERPRETATIONS
ARTICLE 3 CONTRIBUTION
ARTICLE 4 DISTRIBUTION OF MEMORANDUM ACCOUNT
ARTICLE 5 HARDSHIP DISTRIBUTIONS
ARTICLE 6 DESIGNATION OF BENEFICIARY
ARTICLE 7 BENEFITS PAYABLE ONLY FROM GENERAL ASSETS OF THE COMPANY; UNSECURED GENERAL CREDITOR STATUS OF PARTICIPANT
ARTICLE 8 NON-ALIENATION OF BENEFITS
ARTICLE 9 AMENDMENT, SUSPENSION OR TERMINATION OF THE PLAN
ARTICLE 10 NO CONTRACT OF EMPLOYMENT
ARTICLE 11 ADMINISTRATION OF PLAN
ARTICLE 12 MISCELLANEOUS